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EXHIBIT 1.A.(5)(e)

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PROTECTIVE LIFE INSURANCE COMPANY / P. O. BOX 2606 / BIRMINGHAM, ALABAMA 35202

ENDORSEMENT

The Company has issued this endorsement as a part of the Policy to which it is attached. All Capitalized terms not otherwise defined in this endorsement shall have the same meaning as in the Policy to which it is attached. The Policy is amended by adding the following:

On the tenth Policy Anniversary and on each Policy Anniversary thereafter, the Policy will receive a credit to the Policy Value (Policy Value Credit) provided that (a) the Policy is then in full force and effect; and (b) the Unloaned Policy Value on that Policy Anniversary is at least $50,000.

The Policy Value Credit will be made effective on each applicable Policy Anniversary and will be equal to (a) .5% of the Unloaned Policy Value if the Unloaned Policy Value on that Policy Anniversary is equal to or greater than $50,000 and less than $500,000; or (b) 1% of the Unloaned Policy Value if the Unloaned Policy Value on that Policy Anniversary is equal to or greater than $500,000. The Policy Value Credit will be allocated between the various Sub-Accounts and/or the Fixed Account according to the Owner's effective premium allocation election.

Signed for the Company as of the Policy Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY
/s/ Deborah J. Long Deborah J. Long Secretary

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ENDORSEMENT